PLACEMENT AGENT AGREEMENT

September __, 2008

Legend Merchant Group, Inc.
201 Mission 2nd floor
San Francisco CA 94105

Dear Sirs:

The undersigned, China Agri-Business, Inc. hereby agrees with Legend Merchant Group, Inc. ("Legend" or "Placement Agent") as follows:

1.
Securities Offered.   An aggregate of a minimum of $500,000 and a maximum of $1,500,000 of units (the  “Units”) each Unit consisting of (i) a convertible promissory note (the “Notes”) in the principal amount of  $25,000, and (ii) warrants to purchase 25,000 shares of common stock, par value $0.001 per share (the  “Series C Warrants”) (the “Offering”). The Notes are convertible, in part or in full, at a conversion price of  $0.50 per share (the “Conversion Price”) into shares of common stock of the Company (the “Conversion Shares”). The Series C Warrants are exercisable, in part or in full, at an exercise price of $1.50 per  share into shares of common stock of the Company on a one to one basis (the “Series C Warrant Shares”).  25,000 Series C Warrant Shares are issuable for each Unit. In addition, upon exercise of the Series C  Warrant, each Series C Warrant holder shall be issued a nonregistered series D warrant (collectively with  the Series C     Warrants, the “Warrants”) to purchase shares of the Company’s common stock in an amount  equal to the number of Series C Warrant Shares issued upon each exercise. The Series D Warrants  shall be  exercisable, at an exercise price of $2.00 per share, into shares of common stock of the Company on a one  to one basis. The Notes and the Warrants may hereinafter be referred to collectively as the “Securities.”  The terms and conditions of the Offering shall be substantially as set forth on the Term Sheet annexed  hereto as Exhibit A.

2.	Capitalization. The Company shall have approximately 12,958,574 shares of common stock issued and outstanding immediately prior to this Offering.

3.	Purchase Price. $25,000 per Unit (the “Unit Purchase Price”).

4.	Closing Date. On one or more dates on or prior to September 30, 2008, or such other mutually agreed upon date.

5.
Private Placement Memorandum.  The Company has prepared a Private Placement Memorandum covering the proposed offering (the “Memorandum”) which shall meet the anti-fraud and other requirements of the federal and state securities laws.  The Memorandum shall be in form and substance satisfactory to Legend and its counsel.  The Company agrees that it shall modify or supplement the Memorandum during the course of the Offering to insure that the Memorandum does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made.

6.
Compensation; Accountable Expense Allowance.   Legend will be paid at each closing of the Offering a cash commission of eight percent (8%) of the aggregate subscription price of the Units to be closed thereupon that are purchased by investors introduced to the Company by Legend (the “Legend Investors”).  Legend shall also receive a $25,000 accountable expense allowance. Legend shall also receive eight percent (8%) in warrant coverage, calculated as a percentage of the Conversion Shares. The Placement Agent’s warrants shall have an exercise price of $1.00 per share. Accordingly, if the Minimum Amount of 20 Units is sold, the Placement Agent shall be entitled to receive a cash commission of $40,000 and warrants to purchase 80,000 shares of common stock at an exercise price of $1.00 per share, and if the Maximum Amount of 60 Units is sold, the Placement Agent shall be entitled to receive a cash commission of $120,000 and warrants to purchase 240,000 shares of common stock at an exercise price of $1.00 per share. In addition, upon the exercise of Series C Warrants resulting from the Placement Agent’s warrant solicitation efforts, the Placement Agent shall be entitled to receive a cash warrant solicitation fee equal to 5% of any warrant exercise proceeds that it has actively solicited (collectively with the 8% cash commission described above, the “Commissions”), as well as 8% warrant coverage, calculated as a percentage of the Series C Warrant Shares issued as a result of the Placement Agent’s warrant solicitation efforts.

7.
Fee Tail. Legend shall be entitled to a Placement Agent’s Fee, calculated in the manner provided in Section 6, with respect to any securities purchased in any subsequent offering (“Subsequent Offering”) by investors whom Legend had introduced to the Company during the term of this engagement if such Subsequent Offering is consummated at any time within (i) the 6-month period following the consummation of this Offering and (ii), if no Offering shall have been consummated during the term of this engagement, the six month period following the expiration or termination of this Agreement.

8.
Future Transactions. If, at any time during the term of this engagement, or within the 6-month period following consummation of this Offering, the Company or any of its subsidiaries (i) disposes of or acquires business units or acquires any of its outstanding equity securities or makes any exchange or tender offer or enters into a merger, consolidation or other business combination or any recapitalization, reorganization, restructuring or other similar transaction, including, without limitation, an extraordinary dividend or distribution or a spin-off or split-off (each, a “Transaction”), and the Company decides to retain a financial advisor for such Transaction, Legend shall have the right to act as one of the Company's financial advisors for any such Transaction; or (ii) decides to finance or refinance any indebtedness using a manager or agent, Legend (or any affiliate designated by Legend) shall have the right to act as a manager, placement agent or lead agent with respect to such financing or refinancing; or (iii) determines to raise funds by means of a public offering or an Offering of equity or debt securities using an underwriter or placement agent, Legend shall have the right to act as an underwriter, initial purchaser or placement agent for such financing. In each case where Legend so serves, Legend shall be entitled to an allocation of such percentage of the total fees paid in connection with the foregoing Transaction as shall be mutually acceptable to the Company and the lead manager, agent or underwriter. If Legend or its affiliates decides to accept any such engagement, the agreement governing such engagement will contain, among other things, provisions for customary fees for Transactions of similar size and nature and the provisions of this Agreement, including indemnification, which are appropriate to such Transaction.

9.
Accountable Expenses.  Whether or not the offering is successfully completed, it shall be the Company's obligation to bear all of its expenses in connection with the proposed Offering, including, but not limited to, the following:  filing fees, printing and duplicating costs, the Company's and Legend's postage, delivery, and advertising expenses, registrar and transfer agent fees, reasonable counsel and accounting fees of the Company and issue and transfer taxes.

10.
Further Representations and Agreements of the Company.  The Company further represents and agrees that (i) it is authorized to enter into this Agreement and to carry out the Offering contemplated hereunder and this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, (ii) the Company will make itself reasonably available to Legend, its agents, auditors, counsel, officers and directors to discuss with Legend any aspect of the Company or its business which Legend reasonably may deem relevant, (iii) the Company will deliver to Legend at each closing of the Offering: (a) a certificate of each  of the Company's President and Treasurer to the effect that the Memorandum does not contain any untrue statement of material fact or fail to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, and all necessary corporate approvals have been obtained to enable the Company to deliver the Securities in accordance with the terms of the Offering , and (iv) at or prior to any closing, the Company will furnish to Legend any documents, certificates and opinions, containing such representations, warranties, covenants, agreements and information as Legend may reasonably request.

11.	Further Agreements of Legend. Legend will comply with all applicable rules and regulations in connection with the sale of the Securities.

12.	Indemnification.

(a) Subject to the conditions set forth below, the Company and Legend hereby agree that they will indemnify and hold harmless each other and each director, officer, employee or representative thereof and each person controlling, controlled by or under common control with such party within the meaning of Section 15 of the Act or Section 20 of the 1934 Act (individually, an "Indemnified Person") from and against any and all loss, claim, damage, liability, cost or expense whatsoever (including, but not limited to, any and all reasonable legal fees and other expenses and disbursements incurred in connection with investigating, preparing to defend or defending any claim action, suit or proceeding (a "Claim"), including any inquiry or investigation, commenced or threatened, or in appearing or preparing for appearance as a witness in any Claim, including any inquiry, investigation or pretrial proceeding such as a deposition) (collectively a "Loss") to which such Indemnified Person may become subject under the Act, the 1934 Act or other federal or state statutory law or regulation at common law or otherwise, arising out of an act or omission of the other party related to (i) this Agreement, (ii) any untrue statement or alleged untrue statement of a material fact contained in the Memorandum (except those statements given by an Indemnified Person for inclusion therein) or omission of a material fact from the Memorandum delivered by such party, or (iii) the breach of any representation or warranty made by the other party in this Agreement.  The parties further agree that upon demand by an Indemnified Person at any time or from time to time, they will promptly reimburse such Indemnified Person for any Loss actually and reasonably paid by the Indemnified Person as to which the other party has indemnified such Indemnified Person pursuant hereto.  Notwithstanding the foregoing provisions of this Paragraph 12, any such payment or reimbursement by the other party of fees, expenses or disbursements incurred by an Indemnified Person in any Claim in which a final judgment by a court of competent jurisdiction (after all appeals or the expiration of time to appeal) is entered against such Indemnified Person as a direct result of such person's gross negligence, bad faith or willful misfeasance will be promptly repaid to the other party.

(b) In the event any Claim shall be brought or threatened against an Indemnified Person, prompt notice of such action shall be given by such Indemnified Person to the party from whom indemnification is or may be sought pursuant to this Section 12 (the “Indemnifying Party”), in writing, together with a copy of all papers served on, or received by, such Indemnified Person in connection with such action; provided, however, that failure to give such notice shall not affect the Indemnified Person’s rights under these indemnification provisions, unless, and only to the extent that, such failure results in the forfeiture by the Indemnifying Party of substantive rights or defenses.  If such an event occurs, the Indemnifying Party may, by notice to the Indemnified Person, assume the defense of such action, including the employment of counsel and the payment of all expenses.  Each Indemnified Person shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing or (b) the Indemnifying Party has failed to assume the defense and employ counsel (in which cases the Indemnified Party shall have the right to employ its own counsel and in such cases any reasonable fees and expenses of such counsel shall be paid by the Indemnifying Party).  In the event the named parties, or parties threatened to be named, to any such action (including any impleaded parties or parties threatened to be impleaded) include both the Company and Legend such that each is both an Indemnified Person and an Indemnifying Party, each party have the right to employ its own counsel and in such each shall bear the costs and expenses of its own counsel.

(c) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in paragraph (a) of this Section 12 is due in accordance with its terms, but is for any reason held by a court to be unavailable on grounds of policy or otherwise, the Company and Legend shall contribute to the aggregate Losses to which the Company and Legend may be subject in such proportion so that Legend is responsible for that portion represented by the percentage that the aggregate of its commission and expenses under this Agreement bears to the aggregate offering price for all Securities sold under the Memorandum to the Legend Investors and the Company is responsible for the balance, except as the Company may otherwise agree to reallocate a portion of such liability with respect to such balance with any other person; provided, however, that no person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Act shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  For purposes of this paragraph (c), any person controlling, controlled by or under common control with Legend, or any partner, director, officer, employee, representative or any agent of any thereof, shall have the rights to contribution as Legend and each person who controls the Company within the meaning of Section 15 of the Act or Section 20 of the 1934 Act, each officer of the Company and each director of the Company shall have the same rights to contribution as the Company.  Any party entitled to contribution shall, promptly after receipt of notice of commencement of any Claim against such party in respect of which a claim for contribution may be made against the other party under this paragraph (c), notify such party from whom contribution may be sought, but the omission to so notify such party shall not relieve the party from whom contribution may be sought from any obligation it or they may have hereunder or otherwise than under this paragraph (c).  The indemnity and contribution agreements contained in this Paragraph 10 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnified Person or any termination of this Agreement.

13.
 Confidentiality.     Except as to the extent required by law, each of the parties agrees that it will not disclose, and will not include in any public announcement, the name of the other party, unless expressly agreed to by the other party or unless and until such disclosure is required by law or applicable regulation, and then only to the extent agreed to or required. The Placement Agent will not use any confidential information of the Company or disclose any confidential information of the Company to third parties in each instance without securing the prior written consent of Company. For purposes of this agreement, confidential information includes certain information and data which is material non-public information and which the Company wishes to keep confidential. Confidential information may include information or materials in oral, written, pictorial, magnetic or graphic form or maintained or transferred in any other media.

14.	Governing Law and Jurisdiction. New York Law; New York Courts

CHINA AGRI-BUSINESS, INC.

By:	/s/ Liping Deng
Name: Liping Deng
Title: President

Confirmed and Agreed To:

LEGEND MERCHANT GROUP, INC.

By:
Name: David W. Unsworth Jr.
Title: CEO